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Instinet Group Incorporated

Second Quarter 2005 Results

Conference Call Script

Date: July 22, 2005

Time: 10 am New York time

Operator

Good morning. My name is              and I will be your conference facilitator. At this time I would like to welcome everyone to the Instinet Group Incorporated second quarter 2005 earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star, then the number 2.

I would now like to turn the conference over to Lisa Kampf, investor relations officer. Ma’am, you may begin your conference.

Lisa Kampf, Instinet – Head of Investor Relations

Good morning, and welcome to the Instinet Group Conference Call to discuss results for the second quarter of 2005. During this conference call, we may make statements that are forward-looking in nature. Our actual results may be materially different from the results anticipated in those statements.

You can find a detailed discussion of certain important factors that could cause actual results to differ materially from our expectations in our annual report on form 10-K for the year ended December 31, 2004, and in other documents filed with the SEC which are available on our web site.

Reconciliations to US GAAP of non-GAAP financial measures referenced in this call, if any, are set forth in the earnings release previously distributed or will be made available on our Web site.

I will now hand the call over to Ed Nicoll, Instinet’s Chief Executive Officer.

Ed Nicoll, Instinet Group Incorporated - Chief Executive Officer

Thanks Lisa. Good morning, I’m Ed Nicoll, CEO of Instinet Group. With me today is John Fay, Co-President and CFO, who will be commenting in detail on our second-quarter results. I would like to offer an overview of our results and provide updates on our on going operations of our business segments and our pending acquisition by The Nasdaq Stock Market Inc.

This quarter, Instinet Group posted its sixth consecutive profitable quarter of $8 million in net income, or 2 cents per diluted share. This compares to a net income of $12 million dollars or a 4 cents per diluted share for the second quarter of 2004 and net income of $14 million dollars or 4 cents per diluted share for the first quarter of 2005.

On July 1, 2005, Instinet Group completed the sale of LJR to the Bank of New York. LJR results have been historically reclassified to discontinued operations and all the results we discuss today reflect this reclassification in our statements of operation.

Net income from continuing operations, which excludes the discontinued operations of Lynch Jones & Ryan (“LJR”), was $6 million or 2 cents per diluted share for the second quarter of 2005 compared to net income of $9 million or 3 cents per diluted share for the second quarter of 2004 and net income of $11 million dollars or 3 cents per diluted share for the first quarter of 2005.

Excluding one-time items detailed in the table on our earnings release, pro forma earnings from continuing operations per diluted share in the second quarter of 2005 was 2 cents compared to 3 cents per diluted share both in the second quarter of 2004 and first quarter of 2005.

A major driver of our business is global equity market conditions and in the second quarter of 2005, overall U.S. OTC average daily volume was up only 1% from the prior year’s quarter and down 12% from the first quarter of 2005.

I will now highlight each of our business segments.

At Instinet, our global Institutional Broker, our net loss before income taxes was $22 million in the second quarter, down from a loss of $4 million in the year ago quarter and net income of $5 million for the first quarter of 2005. The decrease in net income in the second quarter of 2005 was due to lower revenue and higher severance costs in the quarter.

In the midst of a changing equity market environment, increased competitive pressures, and the company’s new pending ownership, Instinet continues to stand by its core value proposition as an agency only broker by focusing on serving the needs of global customers through a commitment to service, value, transparency, and independence. Over the coming months, Instinet will continue to become a leaner, more efficient and more customer-focused organization, offering both sophisticated electronic trading platforms and customized trading solutions.

In this context, it’s worth noting that various authoritative third-party transaction cost analyses continue to prove Instinet’s leadership in lowering market impact and adding value to trades. In a recent Plexus survey, for instance, Instinet had a positive value-added rating in all trade size categories for both Exchange listed and Nasdaq trades, meaning it beat the Plexus execution cost benchmark. We continue to post this information on our Instinet homepage, and I urge all to visit this page to learn more about these issues.

Now I would like to turn to INET, which is one of the largest liquidity pools in the OTC marketplace with a market share of 26.0% of matched Nasdaq volume in the second quarter of 2005. INET experienced a large increase in exchange-listed volume during the second quarter with market share increasing to 3.9% from 3.1% in the prior quarter.

INET’s net income before income taxes was $10 million for the first quarter of 2005, down from $11 million for the prior year quarter and level with the first quarter of 2005.

During the second quarter of 2005 INET customer order flow coming through Instinet SmartRoutersm was successfully migrated to INET’s proprietary routing technology, known as RASH. INET also opened a data center in Chicago to provide the area’s broker-dealer community with faster, easier and more efficient access to INET’s order book. With a high capacity, this new pipe to INET allows brokers in the Chicago area to trade and route orders potentially much faster than they can currently.

Let me close by spending a few minutes on the pending acquisition by the The Nasdaq Stock Market Inc. to acquire all the outstanding shares of Instinet Group which was announced on April 22, 2005.

First, since our conference call last quarter, we have filed our Proxy with the SEC which is under review.

Second, we received a request for additional information and documentary materials from the Department of Justice in connection with the DOJ’s investigation under the Hart-Scott Rodino Antitrust Improvements Act. We expected from the start to receive this second request and continue to work with the DOJ to answer all its questions.

And thirdly, Instinet Group’s Board of Directors approved on July 12, 2005, the payment of a special cash dividend of $0.32 per common share to Instinet Group shareholders based upon the net after-tax proceeds of the sale of LJR. The cash dividend will reduce the per share merger consideration to be received by stockholders in the pending Nasdaq acquisition.

Until these transactions obtain regulatory approval and are closed, Instinet Group’s businesses will continue to offer investors competitive and technologically sophisticated products and services and never lose sight of the fact that our business is built on helping our customers achieve best execution.

And now I will turn the call over to John Fay.

John Fay, Instinet - Chief Financial Officer

Thank you Ed and good morning everyone. I’m John Fay, Instinet Group’s Chief Financial Officer. I’d like to go over our second quarter earnings with you as well as the financials and operating metrics for each of our business segments and then discuss items related to our transaction with Nasdaq.

As Ed noted, excluding one time items in the second quarter and in prior periods, as detailed in a table in our earnings release, our pro-forma earnings per diluted share was $0.02 in the second quarter of 2005, down from pro-forma earnings per diluted share of $0.03 in the first quarter of 2005 as a decline in our expenses were more than offset by a decline in revenues which were affected by weaker market volumes during the second quarter and poorer relative performance at our Institutional Broker. In the second quarter we recorded non operating items consisting of: a $25 million of net investment gains related to our investments in NASDAQ and in Archipelago; a $16 million severance expenses related to a $20million cost reduction plan begun in the second quarter, $5 million in deal related advisory fees and $1 million in asset write-offs.

Our Gross margin decreased $12 million or 11% to $98 million from the first quarter of 2005 due primarily to lower market volumes offset by a greater number of trading days in Q2 vs. Q1.

Total direct expenses of $110 million in the second quarter of 2005 were 15% higher compared to the first quarter.

Compensation and benefits expense of $61 million in the second quarter increased 25%, from the first quarter of 2005 as the second quarter included a severance charge of $16 million. The severance charge in the second quarter of 2005 is part of a $20million cost reduction plan. This reduction affects is not related to the pending transaction with The Nasdaq Stock Market, Inc or the sale of LJR.

I would like to turn now to our segments and review the second quarter earnings and drivers for each segment.

Instinet, The Institutional Broker recorded a pre tax net loss of $22 million in the second quarter of 2005, compared with pre-tax net income of $5 million in the first quarter of 2005

Gross margin declined 13% from the prior quarter to $70 million in the second quarter of 2005. The decrease in gross margin was primarily the result of lower trading volume on our platforms partially offset by a higher revenue capture per share and three additional trading days during the quarter.

Next I would like to discuss to INET our electronic agency marketplace business

INET recorded pre tax income of $10 million in the second quarter of 2005, level with the first quarter of 2005. INET’s matched OTC market share decreased slightly to 26.0% during the second quarter of 2005 from 26.3% in the first quarter of 2005.

INET’s gross margin declined 11% during the quarter to $25 million due to lower market volume.

Direct expenses were $15 million in the second quarter, lower by 16% from the previous quarter primarily due to a lower charge from Insitnet for legacy technology products. As INET completed its migration onto RASH- its proprietary routing and connectivity platform.

Instinet Group’s balance sheet had $868 million of net cash and marketable securities at June 30, 2005 – down $68 million, or 7% from $936 million at December 31, 2004 primary due to annual incentive plan payments in Q1 and higher amounts of capital used in customer settlement activities.

I would like to discuss now some of the components of the transaction with NASDAQ.

As you know we announced the sale of INGP to NASDAQ on April 22 for $1.88 billion. The $1.88 billion includes proceeds from a separate sale of LJR to Bank of New York for $174 million – these proceeds were received on July 1, 2005 when the sale of LJR closed. I would like to note - as we did at the time the transaction was announced - that the per share amount of the proceeds would vary based upon the actual closing date - which affects the number of vested employee stock plan shares outstanding - as well as by transaction costs. We have adjusted our estimate of the amount of merger consideration per share downward to $5.42 cents per share from the previously disclosed $5.44 per share to reflect a closing date estimate at the end of the 4th quarter and higher transaction fees The merger consideration will effectively be paid in two installments - $0.32 per share in the form of a special dividend to be paid to shareholders of record as of July 29, 2005 and the remainder at closing.

As you know, INGP’s board approved the sale of the entire firm to NASDAQ for cash after a lengthy and broad sale process, which lasted many months and was the subject of numerous public reports. In that process, as disclosed in our preliminary proxy filed last month with the SEC, we sought, but were unable to obtain, any separate bids for Instinet, the Institutional Broker. The sale price represented the best offer from the process - in terms of valuation – the $1.88 billion represented a sale at 29.4x 2005 IBES earnings and a premium to book value at 1.8x tangible book value.

The $1.88 billion purchase price was put forth by NASDAQ to be funded as follows: $934 million from NASDAQ; $207 million from Silver Lake, $174 million proceeds from the sale of LJR and the remaining $563 million to come from INGP’s cash on hand at closing.

I would like to take a moment to describe further the nature and structure of INGP’s sale to NASDAQ. INGP has a merger agreement with Nasdaq, to complete a merger in which Instinet Group will become a wholly-owned subsidiary of Nasdaq, and Nasdaq will pay the merger consideration to our shareholders. Nasdaq, not Instinet, has agreed, upon completion of the merger, to retain INET and sell essentially all other assets and liabilities of Instinet Group to Silver Lake Partners.

I would like to clarify the transaction between Nasdaq and Silver Lake in two ways : first by discussing the earning streams to be retained by each entity and secondly to discuss the obligations and book value to be retained by Nasdaq and Silver Lake, respectively.

First to the allocation of the earnings stream of Instinet Group. I will use the second quarter of 2005 pre tax operating earnings of $9.6 million – as detailed on page 8 of the tables included with our earnings release as an example. NASDAQ is purchasing INET’s direct revenues and expenses – before allocations which in the second quarter amounted to operating pre tax earnings of $16 million - or $65 million on an annualized basis. Silver Lake is purchasing the remainder - a pre tax pro-forma operating loss of $7 million in the second quarter – or a $26 million loss on an annualized basis. You can calculate this by simply removing the corporate and technology charges from INET’s income statement and adding 100% of those costs to the Institutional Broker. Note the above items exclude severance and one-time charges as detailed on page 8 of our press release. There are additional expenses that will be absorbed by the Institutional Broker after a period of transition occurs – but I have not included them in the above.

Next looking at how assets and liabilities were allocated - Using Instinet’s audited balance sheet as of December 31, 2004 – which was the basis provided to participants in the process -the tangible book value of INGP was $985 million - which would have been allocated per the transaction negotiations approximately as follows: $80 million to INET, $30 million to LJR, $550 million of excess cash on hand and $325 million to the Institutional Broker. Subsequent to December 31, 2004 INGP purchased Bridge Trading which added an additional $32 million in tangible book value bringing the Institutional

Broker tangible book value to $357 million. For each entity the tangible book value represents non liquid assets, such as fixed assets, working capital employed in the business, cash for existing liabilities and additional working capital for regulatory or future requirements.

This is an incomplete picture of the obligations that Silver Lake will acquire. In terms of assets and liabilities, Nasdaq and Silver Lake have agreed that Silver Lake, in addition to the Institutional Broker, will acquire and assume all corporate level assets and liabilities and potential exposures which are unrelated to INET – which includes on and off balance sheet obligations for leases, historical tax and business exposures and restructurings as well as future cash costs associated with the transaction and related restructuring as well as any restructuring required to turn the business to profitability.

Many of these items are contingent, difficult to estimate with precision at this date and thus, pursuant to accounting rules, are not on the current balance sheet. These liabilities, if incurred, would result in a significantly lower tangible book value of the Institutional Broker.

I hope these remarks clarify the terms of the deal between Nasdaq and Silver Lake, beyond INGP’s deal for the whole company with NASDAQ. We continue to believe that the Nasadaq merger is the best value reasonably available for our shareholders.

At this time I will hand the call back over to Lisa Kampf.

Lisa Kampf, Instinet – Head of Investor Relations

Thank you, John. Operator, we are ready to take questions.

Operator

At this time I would like to remind everyone if you would like to ask a question press “star” * then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.”

Your first question comes from:

Q&A

Operator

At this time, that will be all the questions. Ms. Kampf, do you have any final remarks?

Lisa Kampf, Instinet – Head of Investor Relations

Before we end this call, a reminder that the webcast call will be available for replay later today, and a transcript should be available on our web site within the next few days. Please contact me directly with any follow-up questions – the number is 212 231 5022. Thank you for participating in Instinet Group’s earnings call.

Where to Find Additional Information about Instinet, NASDAQ and the Merger

Instinet Group has filed a proxy statement of Instinet Group in connection with the proposed merger. Instinet Group stockholders should read the proxy statement and other relevant materials when they become available, because they will contain important information about Instinet Group, NASDAQ and the proposed merger. In addition to the documents described above, Instinet Group and NASDAQ file annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Instinet Group or NASDAQ are available without charge at the SEC’s website, at www.sec.gov, or from the companies’ websites at http://www.instinetgroup.com and http://www.nasdaq.com, respectively.

Instinet Group, NASDAQ and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Instinet Group stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of Instinet Group is set forth in the Instinet Group proxy statement for its 2005 annual meeting which was filed with the SEC on April 15, 2005. A description of certain interests of the directors and officers of NASDAQ is set forth in NASDAQ’s proxy statement for its 2005 annual meeting, which was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.

Instinet Group

Media Release

Investor Contact

Lisa Kampf

Instinet Group Incorporated

212 231 5022

lisa.kampf@instinet.com

Media Contact

Mark Dowd

Instinet Group Incorporated

212 231 5331

mark.dowd@instinet.com

INSTINET GROUP ANNOUNCES SECOND QUARTER 2005 EARNINGS

NEW YORK, July 22, 2005 – Instinet Group Incorporated (Nasdaq: INGP) today announced net income of $8 million or $0.02 per diluted share for the second quarter of 2005 compared to net income of $12 million or $0.04 per diluted share for the second quarter of 2004 and net income of $14 million or $0.04 per diluted share for the first quarter of 2005. Net income from continuing operations, which excludes the discontinued operations of Lynch Jones & Ryan (“LJR”), was $6 million or $0.02 per diluted share for the second quarter of 2005 compared to net income of $9 million or $0.03 per diluted share for the second quarter of 2004 and net income of $11 million or $0.03 per diluted share for the first quarter of 2005.

The second quarter 2005 results included $25 million in net investment gains, $16 million in severance charges, $5 million in advisory fees and $1 million in asset write-offs. Excluding these items and the related tax effects, pro forma net income from continuing operations for the second quarter of 2005 was $5 million, or $0.02 per diluted share compared to pro forma net income from continuing operations of $9 million or $0.03 per diluted share for the second quarter of 2004 and pro forma net income from continuing operations of $9 million, or $0.03 per diluted share for the first quarter of 2005.1

Edward J. Nicoll, Chief Executive Officer of Instinet Group, commented, “This quarter, Instinet Group posted its sixth consecutive profitable quarter, once more doing so in a challenging and difficult business environment. Our progress, in the face of strong competitive pressures, is a testimony to our singular focus on serving our global customers through a commitment to value, transparency, and independence. With regard to our recently announced merger with Nasdaq, we continue to work closely with the appropriate regulatory authorities to meet all requests and provide requested information.”

[1]	The comparative quarters exclude net fixed asset write-offs, advisory fees, contractual settlements, severance and investment gains. See table titled “Reconciliation of Pro Forma Operating Results for 2Q05” on our website at www.investor.instinetgroup.com under the heading “Earnings Releases – Financial Tables.”

Financial Performance2

Instinet Group

Revenues

Total consolidated revenues for Instinet Group, net of interest, were $259 million for the second quarter of 2005, down 7% from the second quarter of 2004 and down 6% from the first quarter of 2005.

Expenses

Total expenses for the second quarter of 2005 were $247 million, down 6% from $263 million in the second quarter of 2004 and down 5% from $259 million in the first quarter of 2005. The second quarter and first quarter of 2005 included net investment gains of $25 million and $3 million, respectively. Excluding these gains, total expenses were $272 million in the second quarter of 2005, up 3% from the second quarter of 2004 and up 5% from $262 million in the first quarter of 2005. The increase compared to the first quarter of 2005 was primarily due to $16 million in severance charges and $5 million in advisory fees in the second quarter of 2005.

Cost of revenues was $161 million for the second quarter of 2005, down 3% from the first quarter of 2005 primarily due to lower transaction volumes.

Direct expenses were $110 million for the second quarter of 2005, up 15% from the first quarter of 2005.

•	Compensation and benefits expense was $61 million for the second quarter of 2005, up 25% from the previous quarter primarily due to severance charges. The second quarter of 2005 included a $16 million severance charge while the first quarter of 2005 included a $1 million reversal of previously recognized severance expense. The $16 million severance charge in the second quarter of 2005 is part of a cost reduction plan by which the company expects to reduce its headcount by 150 employees from the second quarter to the fourth quarter of 2005. This reduction will take place primarily at Instinet, the Institutional Broker. This cost reduction plan is not related to the pending transaction with The Nasdaq Stock Market, Inc. (“NASDAQ”).

•	Professional fees expense was $11 million for the second quarter of 2005, up 52% from the previous quarter primarily due to $5 million in advisory expenses for the pending acquisition of the company by NASDAQ.

•	Other expense was $3 million for the second quarter of 2005, down $3 million from the previous quarter, primarily due to lower legal-related expenses and bad debt charges.

[2]	All financial information disclosed in this section of the release excludes the discontinued operations of LJR unless otherwise noted.

At June 30, 2005, Instinet Group had net cash (cash and cash equivalents and securities owned less short-term borrowings) of approximately $868 million, down $68 million from $936 million at December 31, 2004 due to an increase in firm cash used in customer settlement activities and seasonal payments related to 2004 incentive compensation. At June 30, 2005, total assets were approximately $1.8 billion and shareholders’ equity was approximately $1.1 billion, of which, $63 million and $33 million, respectively, related to LJR. There were approximately 340 million shares of common stock outstanding as of June 30, 2005.

On June 30, 2005, Instinet Group’s total headcount was 938 employees compared to 1,029 on March 31, 2005. Headcount at June 30, 2005 included 751 employees from Instinet, including 53 from LJR, 79 employees from INET and 108 employees from Instinet Group.

Business Segments3

Instinet, The Institutional Broker

•	Instinet reported a net loss from continuing operations before income taxes of $22 million for the second quarter of 2005, compared to net income from continuing operations before income taxes of $5 million in the first quarter of 2005.

•	Total revenues, net of interest, were $145 million for the second quarter of 2005, 8% lower than the first quarter of 2005, primarily due to lower U.S. equity market volumes and lower U.S. market share partially offset by higher revenue capture per share.

•	Instinet’s customers traded an average of 93 million U.S. shares a day in the second quarter of 2005, down 16% from 111 million shares a day during the first quarter of 2005. Average daily consideration in non-U.S. equities for the second quarter of 2005 was $907 million, a 7% increase from the first quarter of 2005.

•	Cost of revenues as a percentage of total transaction fees was 53% in the second quarter of 2005 compared to 50% in the first quarter of 2005.

•	Gross margin of $70 million for the second quarter of 2005, was $10 million, or 13%, lower than the first quarter of 2005.

•	Direct expenses of $92 million for the second quarter of 2005 were up $16 million, or 21%, from the first quarter of 2005.

[3]	See also “Earnings Releases – Financial Tables” on our website at www.investor.instinetgroup.com.

INET, The electronic marketplace

•	INET reported net income before income taxes of $10 million for the second quarter of 2005, comparable to the first quarter of 2005.

•	Total revenues, net of interest, were $118 million for the second quarter of 2005, 5% lower than the previous quarter primarily due to lower U.S. equity market volumes and lower NASDAQ-listed market share in the second quarter of 2005.

•	INET reported NASDAQ-listed average matched equity share volume of 453 million shares per day in the second quarter of 2005, down 13% from the previous quarter. INET’s share of the total market in NASDAQ-listed equity trading was 26.0% in the second quarter of 2005, down from 26.3% in the previous quarter.

•	INET reported U.S. exchange-listed average matched equity share volume of 85 million shares per day in the second quarter of 2005, up from 70 million in the previous quarter. INET’s share of the total market in U.S. exchange-listed equity trading was 3.9% in the second quarter of 2005, up from 3.1% in the previous quarter.

•	Cost of revenues as a percentage of total transaction fees was 79% in the second quarter of 2005 compared to 78% in the first quarter of 2005.

•	Gross margin was $25 million for the second quarter of 2005, 11% lower than the previous quarter.

•	Direct expenses of $15 million for the second quarter of 2005 were down 16% from the first quarter of 2005.

Company Announcements and Updates

Instinet Group announced on April 22, 2005 that it has entered into a definitive agreement pursuant to which NASDAQ will acquire Instinet Group. NASDAQ will acquire all outstanding shares of Instinet Group for an aggregate purchase price of approximately $1.88 billion in cash, or $5.10 per share (on a fully diluted basis)(reflecting a reduction of the purchase price for the special cash dividend) subject to certain adjustments.

•	In April and May 2005, four purported class action lawsuits were filed in the Court of Chancery in the State of Delaware against Instinet Group, each of our directors and Reuters alleging, among other things, that defendants breached their fiduciary duties as to our public stockholders in connection with the proposed merger by approving the transaction at an allegedly unfair and inadequate price. On June 22, 2005, plaintiffs filed a consolidated amended complaint consolidating three of the lawsuits while voluntarily dismissing the fourth lawsuit. The amended complaint seeks, among other things, class action status, an injunction against consummation of the transaction, invalidation of certain provisions of the Merger Agreement, damages in an unspecified amount, rescission in the event the transaction is consummated and attorney’s fees. Plaintiffs filed for expedited proceedings and the Court has scheduled a preliminary injunction hearing for September 13, 2005. We believe we have substantial meritorious defenses with respect to the consolidated action.

•	On June 17, 2005 the Department of Justice (“DOJ”) issued a Request for Additional Information and Documentary Materials (a “second request”) to Instinet Group and NASDAQ in connection with the DOJ’s investigation under the Hart-Scott Rodino Antitrust Improvements Act of the pending acquisition of Instinet Group by NASDAQ. The parties anticipated receiving this request and continue to work with the DOJ.

•	Instinet Group completed the sale of LJR on July 1, 2005 to the Bank of New York for $174 million in cash. In the third quarter of 2005, we expect to record a net after tax gain related to this sale.

•	Instinet Group’s Board of Directors approved on July 12, 2005 the payment of a special cash dividend of $0.32 per common share to Instinet Group stockholders, based upon the net after-tax proceeds of the sale of LJR. The record date for the dividend will be July 29, 2005 and the payment will be made on or about August 15, 2005. Instinet Group stock will trade ex-dividend for two days prior to the record date, starting on July 27, 2005.

Webcast

Instinet Group will webcast a conference call to discuss its second quarter results at 10:00 a.m. New York time on July 22 at http://www.investor.instinetgroup.com. A replay will be available at the same address following the call.

About Instinet Group

Instinet Group, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions and execution services for more than 30 years. We operate our two major businesses through Instinet, LLC, The Institutional Broker, and Inet ATS, Inc., The electronic marketplace.

•	Instinet, The Institutional Broker, gives its customers the opportunity to use its sales-trading expertise and advanced technology tools to interact with global securities markets, improve trading performance and lower overall transaction costs.

Through Instinet’s electronic platforms, customers can access other U.S. trading venues, including NASDAQ and the NYSE, and almost 30 securities markets throughout the world. Instinet acts solely as an agent for its customers, including institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds

•	INET, The electronic marketplace, represents the consolidation of the order flow of the former Instinet ECN and former Island ECN, providing its U.S. broker-dealer customers one of the largest liquidity pools in NASDAQ-listed securities.

Where to Find Additional Information about Instinet, NASDAQ and the Merger

Instinet Group has filed a proxy statement of Instinet Group in connection with the proposed merger. Instinet Group stockholders should read the proxy statement and other relevant materials when they become available, because they will contain important information about Instinet Group, NASDAQ and the proposed merger. In addition to the documents described above, Instinet Group and NASDAQ file annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Instinet Group or NASDAQ are available without charge at the SEC’s website, at www.sec.gov, or from the companies’ websites at http://www.instinetgroup.com and http://www.nasdaq.com, respectively.

Instinet Group, NASDAQ and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Instinet Group stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of Instinet Group is set forth in the Instinet Group proxy statement for its 2005 annual meeting which was filed with the SEC on April 15, 2005. A description of certain interests of the directors and officers of NASDAQ is set forth in NASDAQ’s proxy statement for its 2005 annual meeting, which was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.

This news release may be deemed to include forward-looking statements relating to Instinet Group. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are included in Instinet Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the SEC and available on the Company’s website at www.investor.instinetgroup.com.

©2005 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Instinet, LLC, member NASD/SIPC, branded as Instinet, The Institutional Broker, Inet ATS, Inc., member NASD/NSX/SIPC, branded as INET, The electronic marketplace and Bridge Trading Company, member NASD/SIPC are subsidiaries of Instinet Group Incorporated which is a member of the Reuters family of companies.

Instinet Group Incorporated

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
Revenue
Transaction fees	$252,960	$271,591	$273,756	$524,551	$582,689

Interest income	7,073	6,035	4,363	13,108	8,862
Interest expense	(739)	(817)	(773)	(1,556)	(1,822)

Interest income, net	6,334	5,218	3,590	11,552	7,040

Total revenues, net	259,294	276,809	277,346	536,103	589,729

Cost of Revenues
Soft dollar and commission recapture	36,904	40,453	43,936	77,357	91,721
Broker-dealer rebates	67,992	73,020	62,388	141,012	130,535
Brokerage, clearing and exchange fees	56,141	52,687	51,807	108,828	112,216

Total cost of revenues	161,037	166,160	158,131	327,197	334,472

Gross margin	98,257	110,649	119,215	208,906	255,257

Direct Expenses
Compensation and benefits	61,047	48,876	53,454	109,923	109,853
Communications and equipment	14,092	13,268	16,989	27,360	38,789
Depreciation and amortization	10,382	10,128	16,301	20,510	31,776
Occupancy	9,769	10,155	9,449	19,924	18,846
Professional fees	10,815	7,112	8,161	17,927	13,158
Marketing and business development	1,559	1,111	4,845	2,670	7,930
Other	2,768	5,598	2,541	8,366	5,191

Total direct expenses	110,432	96,248	111,740	206,680	225,543

Contractual settlement	—	—	(7,250)	—	(7,250)
Investments	(24,690)	(2,915)	—	(27,605)	(4,674)
Insurance recovery	—	—	—	—	(5,116)

Total expenses	246,779	259,493	262,621	506,272	542,975

Income from continuing operations before income taxes	12,515	17,316	14,725	29,831	46,754
Income tax provision	6,132	5,890	5,647	12,022	19,521

Income from continuing operations before discontinued operations	6,383	11,426	9,078	17,809	27,233
Discontinued operations:
Income from operations of LJR, net of tax	2,001	2,476	3,031	4,477	6,681

Net income	$8,384	$13,902	$12,109	$22,286	$33,914

BASIC AND DILUTED EARNINGS PER SHARE
Income from continuing operations before discontinued operations	$0.02	$0.03	$0.03	$0.05	$0.08
Discontinued operations:
Income from operations of LJR, net of tax	—	0.01	0.01	0.02	0.02

Net income	$0.02	$0.04	$0.04	$0.07	$0.10

Weighted average shares outstanding - basic	339,765	338,277	336,034	339,025	335,517
Weighted average shares outstanding - diluted	341,505	340,558	338,871	340,890	338,465

NOTE: All periods presented have been restated to include LJR as a discontinued operation.

Instinet Group Incorporated

Operating Data

(Unaudited)

	Three Months Ended
	Jun 30, 2005	Mar 31, 2005	Dec 31, 2004	Sep 30, 2004	Jun 30, 2004	Mar 31, 2004
U.S. Market
Trade Days	64	61	64	64	62	62

Average daily NASDAQ-listed equity share volume (millions)	1,746	1,981	1,865	1,542	1,735	2,030
Average daily U.S. exchange-listed equity share volume (millions)	2,193	2,252	2,119	1,853	2,072	2,255

Average daily U.S. equity share volume (millions)	3,939	4,233	3,984	3,395	3,807	4,285

Total U.S. equity share volume (millions)	252,113	258,190	254,969	217,305	236,023	265,685

Instinet, The Unconflicted Institutional Broker
A. U.S. Equities [1]

Our total average daily volume (million shares)	93	111	106	92	101	111
Our share of total market	2.4%	2.6%	2.7%	2.7%	2.7%	2.6%

Our average daily volume (million shares) - Institutional and Crossing	61	77	77	67	77	89
Average amount charged to client per share (cents per share) [2] - Institutional and Crossing	1.38	1.34	1.40	1.52	1.49	1.46

Our average daily volume (million shares) - Institutional Correspondents	32	34	29	25	24	22
Average amount charged to client per share (cents per share) [2] - Institutional Correspondents	0.05	0.05	0.06	0.06	0.08	0.11

B. Non-US Equities [3]
Our average daily consideration (millions)	$907	$844	$742	$678	$901	$932
Average basis points charged to client per consideration traded	4.5	5.0	5.3	5.4	5.2	5.3

INET, The electronic marketplace
A. Our Matched Average Daily Volume [4]

Our NASDAQ-listed equity share volume (million shares)	453	521	459	401	433	505
Our share of total market	26.0%	26.3%	24.6%	26.0%	25.0%	24.9%

Our U.S. exchange-listed equity share volume (million shares)	85	70	73	72	71	64
Our share of total market	3.9%	3.1%	3.4%	3.9%	3.4%	2.8%

Our total U.S. equity share volume (million shares)	538	591	532	473	504	569
Our share of total market	13.6%	14.0%	13.4%	13.9%	13.2%	13.3%

B. Our Routed Average Daily Volume (million shares) [5]	180	143	119	115	115	91
Headcount [6]	938	1,029	1,049	1,128	1,138	1,176

1	Instinet average daily U.S. equity share volume is counted as the sum of our customers’ share volume per side related to a trade. For example a matched trade where one customer buys 100 shares and the other sells 100 shares is counted as 200 shares; if the buy or sell order were routed out, we would count 100 shares on the customer side.

Institutional and Crossing comprise certain U.S. buy-side clients, hedge funds and other clients. Crossing includes order flow from both buy-side and sell-side clients who execute though our after hours cross. Institutional Correspondents represent our direct market access U.S. buy-side clients.

All periods presented have been restated to exclude Lynch, Jones & Ryan which is a discontinued operation.

2	The amount charged per share is the average cents per share charged net of soft dollar and commission recapture expenses.
3	Commissions on international transactions are presented as basis points (one hundred of one percent) of the total value (consideration) of the transaction.
4	In computing our U.S. share volume for INET in either NASDAQ-listed or U.S. exchange-listed equities, we count the customer share volume on one side of the matched trade. Matched volume reflects transactions where the buyer and seller are matched on INET.

For example, where a customer sells 100 shares to another customer as a matched trade, we count 100 shares. INET share volume includes transactions sent to it by Instinet, the Institutional Broker and prior quarters have been recalculated to include this volume.

In computing our total market share, our numerator share volume is counted as described above for each market where we disclose a market share statistic. The denominator for NASDAQ market share is total NASDAQ share volume as published by NASDAQ. For U.S. exchange-listed market share, the denominator is the total share volume of U.S. listed markets obtained from a widely recognized market data vendor. Listed markets include the New York Stock Exchange, American Stock Exchange, Boston Stock Exchange, Philadelphia Stock Exchange, National Stock Exchange, Chicago Stock Exchange and Pacific Stock Exchange. Historical amounts may be restated due to updates of volume information from these sources.

5	Routed volume reflects transactions where the trade was not matched on INET.
6	Instinet Group headcount is as of the end of the reporting period and includes LJR for all periods presented.

Instinet Group Incorporated

Consolidated Statement of Operations - Three Months Ended June 30, 2005

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2005
	Instinet	INET	Eliminations	Corporate	Total
Revenue
Transaction fees	$142,297	$117,650	$(6,987)	$—	$252,960
Interest income, net	2,383	517	—	3,434	6,334

Total revenue, net	144,680	118,167	(6,987)	3,434	259,294

Cost of revenues
Soft dollar and commission recapture	36,904	—	—	—	36,904
Broker-dealer rebates	—	67,992	—	—	67,992
Brokerage, clearing and exchange fees	37,898	25,230	(6,987)	—	56,141

Total cost of revenues	74,802	93,222	(6,987)	—	161,037

Gross margin	69,878	24,945	—	3,434	98,257

Direct Expenses
Compensation and benefits	47,385	4,116	—	9,546	61,047
Communications and equipment	12,217	1,556	—	319	14,092
Depreciation and amoritization	8,187	1,977	—	218	10,382
Occupancy	7,296	518	—	1,955	9,769
Professional fees	3,550	443	—	6,822	10,815
Marketing and business development	1,194	234	—	131	1,559
Other	2,454	(200)	—	514	2,768
Technology service company charges	(1,344)	1,344	—	—	—
Corporate overhead charges	10,709	5,362	—	(16,071)	—

Total direct expenses	91,648	15,350	—	3,434	110,432

Investments	—	—	—	(24,690)	(24,690)

Total expenses	166,450	108,572	(6,987)	(21,256)	246,779

Income (loss) from continuing operations before income taxes	$(21,770)	$9,595	$—	$24,690	$12,515

See also table titled “Statements of Operations - Segments” on our website at www.investor.instinetgroup.com under the heading “Investor Relations” for historical data.

NOTE: All periods presented have been restated to include LJR as a discontinued operation.

Instinet Group Incorporated

Consolidated Statement of Operations - Six Months Ended June 30, 2005

(In thousands)

(Unaudited)

	Six Months Ended June 30, 2005
	Instinet	INET	Eliminations	Corporate	Total
Revenue
Transaction fees	$296,849	$241,988	$(14,286)	$—	$524,551

Interest income, net	4,920	920	—	5,712	11,552

Total revenue, net	301,769	242,908	(14,286)	5,712	536,103

Cost of revenues
Soft dollar and commission recapture	77,357	—	—	—	77,357
Broker-dealer rebates	—	141,012	—	—	141,012
Brokerage, clearing and exchange fees	74,127	48,987	(14,286)	—	108,828

Total cost of revenues	151,484	189,999	(14,286)	—	327,197

Gross margin	150,285	52,909	—	5,712	208,906

Direct Expenses
Compensation and benefits	80,941	8,489	—	20,493	109,923
Communications and equipment	23,725	2,829	—	806	27,360
Depreciation and amoritization	16,063	3,971	—	476	20,510
Occupancy	14,739	954	—	4,231	19,924
Professional fees	7,435	569	—	9,923	17,927
Marketing and business development	2,163	363	—	144	2,670
Other	5,705	1,125	—	1,536	8,366
Technology service company charges	(4,773)	4,773	—	—	—
Corporate overhead charges	21,389	10,508	—	(31,897)	—

Total direct expenses	167,387	33,581	—	5,712	206,680

Investments	—	—	—	(27,605)	(27,605)

Total expenses	318,871	223,580	(14,286)	(21,893)	506,272

Income (loss) from continuing operations before income taxes	$(17,102)	$19,328	$—	$27,605	$29,831

See also table titled “Statements of Operations - Segments” on our website at www.investor.instinetgroup.com under the heading “Investor Relations” for historical data.

NOTE: All periods presented have been restated to include LJR as a discontinued operation.

Instinet Group Incorporated

Statements of Operations - Instinet, The Unconflicted Institutional Broker

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
Revenue
Transaction fee	$135,310	$147,253	$160,061	$282,563	$344,490
Clearing revenue	6,987	7,299	6,731	14,286	17,121

Total transaction fees	142,297	154,552	166,792	296,849	361,611

Interest income, net	2,383	2,537	3,147	4,920	6,382

Total revenues, net	144,680	157,089	169,939	301,769	367,993

Cost of Revenues
Soft dollar and commission recapture	36,904	40,453	43,936	77,357	91,721
Brokerage, clearing and exchange fees	37,898	36,229	36,311	74,127	80,961

Total cost of revenues	74,802	76,682	80,247	151,484	172,682

Gross margin	69,878	80,407	89,692	150,285	195,311

Direct Expenses
Compensation and benefits	47,385	33,556	45,257	80,941	87,264
Communications and equipment	12,217	11,508	14,996	23,725	31,685
Depreciation and amortization	8,187	7,876	13,652	16,063	26,130
Occupancy	7,296	7,443	8,051	14,739	16,347
Professional fees	3,550	3,885	4,914	7,435	7,910
Marketing and business development	1,194	969	2,611	2,163	5,163
Other	2,454	3,251	2,510	5,705	4,689
Technology service company charges	(1,344)	(3,429)	(6,664)	(4,773)	(14,810)
Corporate overhead charges	10,709	10,680	8,058	21,389	18,532

Total direct expenses	91,648	75,739	93,385	167,387	182,910

Total expenses	166,450	152,421	173,632	318,871	355,592

Income (loss) from continuing operations before income taxes	$(21,770)	$4,668	$(3,693)	$(17,102)	$12,401

NOTE: All periods presented have been restated to include LJR as a discontinued operation.

Instinet Group Incorporated

Statements of Operations - INET, The electronic marketplace

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
Revenue
Transaction fees	$117,650	$124,338	$111,059	$241,988	$230,858
Interest income, net	517	403	443	920	658

Total revenues, net	118,167	124,741	111,502	242,908	231,516

Cost of Revenues
Broker-dealer rebates	67,992	73,020	62,388	141,012	130,535
Brokerage, clearing and exchange fees	25,230	23,757	19,591	48,987	41,035

Total cost of revenues	93,222	96,777	81,979	189,999	171,570

Gross margin	24,945	27,964	29,523	52,909	59,946

Direct Expenses
Compensation and benefits	4,116	4,373	3,072	8,489	6,880
Communications and equipment	1,556	1,273	1,501	2,829	5,844
Depreciation and amortization	1,977	1,994	2,411	3,971	4,994
Occupancy	518	436	384	954	953
Professional fees	443	126	603	569	880
Marketing and business development	234	129	1,346	363	2,068
Other	(200)	1,325	(502)	1,125	(625)
Technology service company charges	1,344	3,429	6,664	4,773	14,810
Corporate overhead charges	5,362	5,146	2,876	10,508	6,829

Total direct expenses	15,350	18,231	18,355	33,581	42,633

Total expenses	108,572	115,008	100,334	223,580	214,203

Income (loss) from continuing operations before income taxes	$9,595	$9,733	$11,168	$19,328	$17,313

Instinet Group Incorporated

Statements of Operations - Corporate

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
Interest income, net	$3,434	$2,278	$—	$5,712	$—

Direct Expenses
Compensation and benefits	9,546	10,947	5,125	20,493	15,709
Communications and equipment	319	487	492	806	1,260
Depreciation and amortization	218	258	238	476	652
Occupancy	1,955	2,276	1,014	4,231	1,546
Professional fees	6,822	3,101	2,644	9,923	4,368
Marketing and business development	131	13	888	144	699
Other	514	1,022	533	1,536	1,127
Corporate overhead charges	(16,071)	(15,826)	(10,934)	(31,897)	(25,361)

Total direct expenses	3,434	2,278	—	5,712	—

Income (loss) from operations before investments and income taxes	$—	$—	$—	$—	$—

Instinet Group Incorporated

Reconciliation of Pro Forma Operating Results for 2Q05

(In thousands, except per share amounts)

(Unaudited)

In evaluating our financial performance and results of operations, management reviews certain financial measures that are not in accordance with generally accepted accounting principles in the United States (“non-GAAP”). Non-GAAP measurements do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. Management uses non-GAAP financial measures in evaluating our operating performance. In light of the use by management of these non-GAAP measurements to assess our operational performance, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. These non-GAAP financial measures should be considered in context with our GAAP results. A reconciliation of our non-GAAP measurements is provided below.

Management reviews adjusted operating income, in addition to GAAP financial results. This non-GAAP financial measurement excludes non-operating items, which by their nature, management does not consider to be a true reflection of the operating results and financial performance of our business. These non-operating charges are investment gains and losses, charges related to our cost reduction initiatives, fixed asset write-offs, contractual settlements, goodwill and intangible asset impairment, insurance recoveries, advisory fees and the related tax effects of those items. The following schedule reconciles our pro forma net income to our GAAP financial results:

	Three Months Ended			Six Months Ended
	Jun 30, 2005	Mar 31, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
Total revenues, net, as reported	$259,294	$276,809	$277,346	$536,103	$589,729

Total expenses, as reported	246,779	259,493	262,621	506,272	542,975
Severance included in compensation and benefits	(15,886)	737	(3,668)	(15,149)	(3,668)
Advisory fees in professional fees	(5,093)	(1,186)	—	(6,279)	—
Asset write-offs in depreciation and amortization	(804)	—	(2,018)	(804)	(2,018)
Contractual settlements	—	—	7,250	—	7,250
Investments	24,690	2,915	—	27,605	4,674
Insurance recovery	—	—	—	—	5,116

Pro forma operating expenses	249,686	261,959	264,185	511,645	554,329

Pro forma income from continuing operations before income taxes	9,608	14,850	13,161	24,458	35,400

Income tax provision, as reported	6,132	5,890	5,647	12,022	19,521
Tax effect of pro forma adjustments	(1,758)	(150)	(1,495)	(1,908)	(5,803)

Pro forma provision for income taxes	4,374	5,740	4,152	10,114	13,718

Income from continuing operations, as reported	6,383	11,426	9,078	17,809	27,233
Net effect of pro forma adjustments	(1,149)	(2,316)	(69)	(3,465)	(5,551)

Pro forma income from continuing operations	$5,234	$9,110	$9,009	$14,344	$21,682

Earnings per share from continuing operations - basic and diluted, as reported	$0.02	$0.03	$0.03	$0.05	$0.08
Net effect of pro forma adjustments	—	—	—	(0.01)	(0.02)

Pro forma earnings per share from continuing operations - basic and diluted	$0.02	$0.03	$0.03	$0.04	$0.06

Weighted average shares outstanding - basic	339,765	338,277	336,034	339,025	335,517
Weighted average shares outstanding - diluted	341,505	340,558	338,871	340,890	338,465